Exhibit 10.2

English Translation

Supplementary Agreement

to the Amended and Restated Technology Support

and Service Agreement

Party A: AirMedia Technology (Beijing) Co., Ltd.

Party B: Beijing Shengshi Lianhe Advertising Co., Ltd.

Whereas Party A and Party B have entered into an “Amended and Restated Technology Support and Service Agreement” (hereinafter referred to as the “Original Agreement”) on June 14, 2007 in relation to the engagement of Party A by Party B to provide technology support and technology service, the two parties hereby agree to amend and supplement the Original Agreement by entering into this supplementary agreement (hereinafter referred to as “this Agreement”), with the following specific terms:

1.	All the risks in connection with the technology development and after-sales technology service under the Original Agreement shall be solely borne by Party A. Party A shall be entitled to the portion of advertising profits that is related to technology.

2.	Party A shall settle the accounts with Party B every quarter, and a yearly account settlement shall be done within three months after each year end. Party B shall settle all the fees due to Party A within one week after receipt of the payment invoice from Party A. All fees shall be integrated and settled at the end of a year.

3.	Party A undertakes that all the technology development achievements related to deploying advertising business and that are purchased by Party B from Party A according to the Original Agreement shall enable Party B to make a certain profit. The technology development and technology service fee chargeable by Party A on Party B shall guarantee that Party B can achieve, after deducting the fees payable to Party A, a net cost-plus rate of no less than 0.5%. (of which the technology service fee shall not be less than 4%), which final rate should be determined by Party A, and such fee should be rounded to the nearest RMB1,000;

Net cost-plus rate = Operating profit / Total cost and expenses x 100%

Where: Operating profit = Operating revenue – Operating cost – sales expenses – administrative expenses

Total cost and expenses = Total operating cost + sales expenses + administrative expenses

If Party B records a loss before deducting the fees due to Party A, Party A shall not be entitled to any fee payments from Party B. All the market risks and other risks shall be solely borne by Party A.

4.	If Party B fails to pay Party A all the payable fees as provided for by Article 2 of this Agreement, Party B shall pay Party A liquidated damages amounting to 0.02% of the outstanding payable fees. If the delay in payment exceeds 30 days, Party A is entitled to terminate this Agreement unilaterally.

5.	This Agreement is a supplementary agreement to the Original Agreement, and shall have the same legal effect as the Original Agreement. The remaining terms in the Original Agreement shall remain unchanged. For any inconsistencies between this Agreement and the Original Agreement, this Agreement prevails. The Original Agreement shall prevail for any matters not provided for by this Agreement.

6.	Any disputes that arise from or are related to the execution and performance of this Agreement shall be resolved through friendly negotiation. If no agreement can be reached, all disputes shall be brought to Beijing Arbitration Committee for an arbitral award.

7.	This Agreement shall become effective from the date of signing and the imprinting of seals by the authorized representatives of both parties. The original Chinese copy has two counterparts, each to be kept by one party. Both counterparts shall have the same legal effect.

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Party A: AirMedia Technology (Beijing) Co., Ltd. (seal)

Authorized representative: /s/ Guo Man

Date: November 30, 2007

Party B: Beijing Shengshi Lianhe Advertising Co., Ltd. (seal)

Authorized representative: /s/ Zhang Xiaoya

Date: November 30, 2007